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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934
(Amendment No. 2)

___________

Cohen & Steers Select Utility Fund, Inc.
-------------------------------------------------------------------------------
(Name of Issuer)

Common Stock
-------------------------------------------------------------------------------
(Title of Class of Securities)

19248A109
----------------------------------------
(CUSIP Number)

Full Value Advisors L.L.C.
Park 80 West, Plaza Two, Suite 750
Saddle Brook, NJ 07663
Tel. (201) 556-0092

With a copy to:

Stephen P. Wink, Esq.
Cahill/Wink LLP
5 Penn Plaza
23rd Floor
New York, NY 10001
(646) 378-2105
-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 28, 2008
-------------------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  [  ]

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See ss. §240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Advisors L.L.C.
22-3813015
---------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
---------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
---------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
---------------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
---------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

New Jersey
---------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 605,659
-----------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
-----------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 605,659
-----------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
-----------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
-----------------------------------------------------------------------------------------------------------------------------------------------------

12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-----------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
-----------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
-----------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Partners L.P.
22-3813020
---------------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
---------------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
---------------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
---------------------------------------------------------------------------------------------------------------------------------------

5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
---------------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
---------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
----------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 583,829
----------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 583,829
---------------------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
----------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

----------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
----------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
----------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Bulldog Investors I, LLC
74-3225389
-----------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
-----------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
-----------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
-----------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
-----------------------------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 0
---------------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 954,512
---------------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
---------------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 954,512
---------------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
---------------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
---------------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
---------------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Opportunity Partners L.P.
11-3132092
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Ohio
--------------------------------------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 365,033
---------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
---------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 365,033
---------------------------------------------------------------------------------------------------------------------------------------------

11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
---------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
---------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
---------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Calapasas Investment Partners L.P.
95-4463608
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

California
--------------------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 104,171
--------------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 104,171
--------------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
--------------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

--------------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
--------------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
--------------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Opportunity Income Plus Fund L.P.
20-1384166
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
------------------------------------------------------------------------------------------------------------
Number of 7 Sole Voting Power 0
-------------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 83,387
-------------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
-------------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 83,387
-------------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
-------------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-------------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
-------------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
-------------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Special Situations Fund, LP
20-5465325
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
-----------------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
-----------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 60,399
-----------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
-----------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 60,399
-----------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
-----------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-----------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
-----------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
-----------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Offshore Partners L.P.
98-0516495
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Cayman Islands
--------------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 21,830
--------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 21,830
--------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
--------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

--------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
--------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
--------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Mercury Partners L.P.
91-1866104
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

California
--------------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 111,356
--------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
--------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 111,356
--------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
--------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

--------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
--------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
--------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Steady Gain Partners L.P.
11-3601582
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 0
-------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 95,709
-------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 0
-------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 95,709
-------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
-------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
-------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

PN
-------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Phillip Goldstein

------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
PF
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

U.S.A.
----------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 20,200
----------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 20,200
----------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
----------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

----------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
----------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

IN
----------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

SPAR Advisors L.L.C.
20-1384114
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

New York
------------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 1,037,899
------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 1,037,899
------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Kimball & Winthrop, Inc.
11-3132090
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Ohio
---------------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 374,233
---------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
---------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 374,233
---------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
---------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
---------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
---------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

CO
---------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Klein, Bogakos and Robertson, Cpas, Inc.
95-4043897
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

California
---------------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 104,171
---------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
---------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 104,171
---------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
---------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
---------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
---------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

CO
---------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Full Value Special Situations Fund GP LLC
20-5465387
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

Delaware
-------------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 60,399
-------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 60,399
------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
-------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
-------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
-------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
-------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

GSG Capital Advisors LLC
95-4655639
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

California
----------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 111,356
----------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 111,356
----------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
----------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
----------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

----------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
----------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
----------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

BJS Management, LLC
11-3599570
------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
WC
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

New York
--------------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 95,709
--------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
--------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 95,709
--------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
---------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
---------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

---------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
---------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

OO
---------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Barry Swidler

------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
PF
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

U.S.A.
------------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 95,709
------------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
------------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 95,709
------------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
------------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
------------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

------------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
------------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

IN
------------------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------
CUSIP No. 19248A109
------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
1 Name of Reporting Persons
I.R.S. Identification Nos. of above persons (entities only)

Glenn Goodstein

------------------------------------------------------------------------------------------------------------------------------
2 Check the Appropriate Box if a Member of a Group (See Instructions)

(a) [ ]
(b) [X]
------------------------------------------------------------------------------------------------------------------------------
3 SEC Use Only
------------------------------------------------------------------------------------------------------------------------------
4 Source of Funds (See Instructions)
PF
------------------------------------------------------------------------------------------------------------------------------
5 Check if Disclosure of Legal Proceedings is Required Pursuant to Items 2(d) or 2(e)[ ]
------------------------------------------------------------------------------------------------------------------------------
6 Citizenship or Place of Organization

U.S.A.
-----------------------------------------------------------------------------------------------------------------------------------------------

Number of 7 Sole Voting Power 111,356
-----------------------------------------------------------------------------------------------------------------------------------------------
Shares

Beneficially 8 Shared Voting Power 0
-----------------------------------------------------------------------------------------------------------------------------------------------
Owned by

Each 9 Sole Dispositive Power 111,356
-----------------------------------------------------------------------------------------------------------------------------------------------
Reporting

Person With: 10 Shared Dispositive Power 0
-----------------------------------------------------------------------------------------------------------------------------------------------
11 Aggregate Amount Beneficially Owned by Each Reporting Person

2,409,626
-----------------------------------------------------------------------------------------------------------------------------------------------
12 Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)[ ]

-----------------------------------------------------------------------------------------------------------------------------------------------
13 Percent of Class Represented by Amount in Row (11)

5.6%
-----------------------------------------------------------------------------------------------------------------------------------------------
14 Type of Reporting Person (See Instructions)

IN
-----------------------------------------------------------------------------------------------------------------------------------------------

                                This Amendment No. 2 amends the Schedule 13D filed October 9, 2007 (the “Schedule 13D”), as amended by Amendment No. 1 filed December 4, 2007, and is filed by the Reporting Persons with respect to the Common Stock of the Issuer.  Capitalized terms used herein but not defined herein shall have the meanings attributed to them in the Schedule 13D.

Item 3	Source and Amount of Funds or Other Consideration
Item 3 of the Schedule 13D is supplemented as follows:
The responses of the Reporting Persons to Row (4) of the cover pages of this Amendment No. 2 are incorporated herein by reference.  Between December 20, 2007 and February 5, 2008, certain Reporting Persons sold an aggregate of 696,294 shares of Common Stock, as described in Item 5 of this Amendment No. 2.  All such sales of Common Stock were made in open market transactions.  The aggregate amount of funds received by the Reporting Persons for such sales was $18,576,837, in each case after commissions and other execution related costs.

Item 5	Interest in Securities of the Issuer
Item 5 of the Schedule 13D is supplemented as follows:
(a)-(b)  The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 2 are incorporated herein by reference.  The responses of the Reporting Persons to Rows (7) through (13) of the cover pages of this Amendment No. 2 include the shares of Common Stock held by the applicable Reporting Person as well as those additional shares of Common Stock as such Reporting Person may be deemed to beneficially own as a control person or a member of a group.  Additionally, the responses of Kimball & Winthrop to Rows (7) through (13) of the cover pages of this Amendment No. 2, as well as the responses of the other Reporting Persons to Rows (11) through (13) of the cover pages of this Amendment No. 2, include 9,200 shares of Common Stock held in discretionary accounts of third parties which are managed by Kimball & Winthrop (the “Managed Accounts”).  As of February 7, 2008, each of the Reporting Persons may be deemed to be the beneficial owner of an aggregate of 2,409,626 shares of Common Stock.  Such shares constitute approximately 5.6% of the issued and outstanding shares of the Common Stock (based upon the 43,320,750 shares of the Common Stock stated to be issued and outstanding by the Issuer in its latest Form N-CSRS for the period ending June 30, 2007).  Except with respect to the Managed Accounts, each Reporting Person has the sole or shared power to vote or direct the vote of the shares described in the responses of such Reporting Person to Rows (7) through (13) of the cover pages of this Amendment No. 2 or to dispose or direct the disposition of such shares, in each case as described in such responses.  With respect to the Managed Accounts, Kimball & Winthrop has no power to vote or direct the vote of the 9,200 shares of Common Stock held in the Managed Accounts but has the sole power to dispose or direct the disposition of such shares.

(c)  During the past 60 days, the Reporting Persons have made the following purchases and sales of Common Stock on the open market (each of which has been effected by such Reporting Person identified next to the applicable transaction described below):

Reporting Person	Transaction Date	Transaction Type	Number of Shares	Price Per Share
($)

BII	12/20/2007	Sale	5,000	28.84
BII	12/20/2007	Sale	13,194	28.78
OP	12/20/2007	Sale	6,372	28.78
CIP	12/20/2007	Sale	1,815	28.78
FVS	12/20/2007	Sale	1,059	28.78
SGP	12/20/2007	Sale	1,668	28.78
MP	12/20/2007	Sale	1,950	28.78
FVP	12/20/2007	Sale	10,252	28.78
BII	12/21/2007	Sale	15,600	27.56
FVP	12/24/2007	Sale	5,100	27.6
BII	12/26/2007	Sale	1,962	27.58
OP	12/26/2007	Sale	6,151	27.58
FVS	12/26/2007	Sale	1,022	27.58
MP	12/26/2007	Sale	1,883	27.58
FVO	12/26/2007	Sale	419	27.58
OIP	12/26/2007	Sale	1,405	27.58
BII	12/27/2007	Sale	21,000	27.53
FVP	12/27/2007	Sale	3,100	27.53
OP	12/31/2007	Sale	7,375	27.62
CIP	12/31/2007	Sale	2,101	27.62
FVS	12/31/2007	Sale	1,226	27.62
SGP	12/31/2007	Sale	1,931	27.62
FVO	12/31/2007	Sale	503	27.62
FVP	12/31/2007	Sale	9,300	27.56
FVP	12/31/2007	Sale	3,822	27.62
OIP	12/31/2007	Sale	1,684	27.62
BII	1/2/2008	Sale	24,500	27.19
OP	1/2/2008	Sale	7,300	27.19
CIP	1/2/2008	Sale	2,000	27.19
BII	1/3/2008	Sale	15,500	27.34
FVS	1/3/2008	Sale	1,300	27.34
SGP	1/3/2008	Sale	1,900	27.34
MP	1/3/2008	Sale	2,700	27.34
FVO	1/3/2008	Sale	600	27.34
FVP	1/3/2008	Sale	11,800	27.34
OIP	1/3/2008	Sale	1,700	27.34
BII	1/7/2008	Sale	5,000	27.71
OP	1/7/2008	Sale	7,740	27.71
MP	1/7/2008	Sale	2,260	27.71
FVP	1/7/2008	Sale	11,800	27.71
BII	1/8/2008	Sale	20,000	28.33
CIP	1/8/2008	Sale	2,100	28.33
FVS	1/8/2008	Sale	1,300	28.33
SGP	1/8/2008	Sale	1,900	28.33
FVO	1/8/2008	Sale	500	28.33
OIP	1/8/2008	Sale	1,700	28.33
OP	1/9/2008	Sale	6,300	28.18
CIP	1/9/2008	Sale	1,800	28.18
FVS	1/9/2008	Sale	1,059	28.18
SGP	1/9/2008	Sale	1,600	28.18
MP	1/9/2008	Sale	1,950	28.18
FVO	1/9/2008	Sale	636	28.18
FVP	1/9/2008	Sale	10,200	28.18
OIP	1/9/2008	Sale	1,455	28.18
BII	1/10/2008	Sale	25,000	28.41
FVP	1/10/2008	Sale	11,500	28.41
OP	1/11/2008	Sale	7,400	28.09
CIP	1/11/2008	Sale	2,100	28.09
FVS	1/11/2008	Sale	1,400	28.09
SGP	1/11/2008	Sale	2,000	28.09
MP	1/11/2008	Sale	2,260	28.09
FVO	1/11/2008	Sale	3,140	28.09
OIP	1/11/2008	Sale	1,700	28.09
BII	1/14/2008	Sale	2,500	27.91
BII	1/15/2008	Sale	10,100	27.66
BII	1/16/2008	Sale	16,900	27.79
BII	1/24/2008	Sale	21,600	25
BII	1/25/2008	Sale	25,000	24.84
OP	1/28/2008	Sale	12,700	24.85
CIP	1/28/2008	Sale	3,600	24.85
FVS	1/28/2008	Sale	2,100	24.85
SGP	1/28/2008	Sale	3,300	24.85
MP	1/28/2008	Sale	3,900	24.85
FVO	1/28/2008	Sale	1,000	24.85
FVP	1/28/2008	Sale	20,500	24.85
OIP	1/28/2008	Sale	2,900	24.85
BII	1/29/2008	Sale	56,600	25.03
OP	1/30/2008	Sale	5,326	25.09
CIP	1/30/2008	Sale	1,517	25.09
FVS	1/30/2008	Sale	885	25.09
SGP	1/30/2008	Sale	1,394	25.09
MP	1/30/2008	Sale	1,630	25.09
FVO	1/30/2008	Sale	363	25.09
FVP	1/30/2008	Sale	8,569	25.09
OIP	1/30/2008	Sale	1,216	25.09
OP	1/31/2008	Sale	9,556	25.03
CIP	1/31/2008	Sale	2,722	25.03
FVS	1/31/2008	Sale	1,588	25.03
SGP	1/31/2008	Sale	2,501	25.03
MP	1/31/2008	Sale	2,925	25.03
FVO	1/31/2008	Sale	651	25.03
FVP	1/31/2008	Sale	15,374	25.03
OIP	1/31/2008	Sale	2,183	25.03
BII	2/1/2008	Sale	60,000	25.92
OP	2/4/2008	Sale	13,454	26.29
CIP	2/4/2008	Sale	3,832	26.29
FVS	2/4/2008	Sale	2,236	26.29
SGP	2/4/2008	Sale	3,522	26.29
MP	2/4/2008	Sale	4,118	26.29
FVO	2/4/2008	Sale	917	26.29
FVP	2/4/2008	Sale	21,647	26.29
OIP	2/4/2008	Sale	3,074	26.29
BII	2/5/2008	Sale	10,400	25.79

 (d) None of the Reporting Persons knows of any other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock beneficially owned by such entities.

(e) Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2008
FULL VALUE ADVISORS L.L.C.

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

FULL VALUE PARTNERS L.P.

By: FULL VALUE ADVISORS L.L.C., general partner

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

BULLDOG INVESTORS I, LLC

By: SPAR ADVISORS L.L.C., manager

By: /s/ Rajeev Das
Name: Rajeev Das
Title: Managing Member

OPPORTUNITY PARTNERS L.P.

By: KIMBALL & WINTHROP, INC., general partner

By: /s/ Phillip Goldstein
Name: Phillip Goldstein
Title: President

CALAPASAS INVESTMENT PARTNERS L.P.

By: KLEIN, BOGAKOS AND ROBERTSON, CPAS INC., general partner

By: /s/ Jeff Robertson
Name: Jeff Robertson
Title: President

OPPORTUNITY INCOME PLUS FUND L.P.

By: SPAR ADVISORS L.L.C., general partner

By: /s/ Rajeev Das
Name: Rajeev Das
Title: Managing Member

FULL VALUE SPECIAL SITUATIONS FUND, LP

By: FULL VALUE SPECIAL SITUATIONS FUND GP LLC, general partner

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

FULL VALUE OFFSHORE PARTNERS L.P.

By: FULL VALUE ADVISORS LLC, general partner

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

MERCURY PARTNERS L.P.

By: GSG CAPITAL ADVISORS LLC, general partner

By: /s/ Glenn Goodstein
Name: Glenn Goodstein
Title: Managing Member

STEADY GAIN PARTNERS L.P.

By: BJS Management, LLC, general partner

By: /s/ Barry Swidler
Name: Barry Swidler
Title: Managing Member

SPAR ADVISORS L.L.C.

By: /s/ Rajeev Das
Name: Rajeev Das
Title: Managing Member

KIMBALL & WINTHROP, INC.

By: /s/ Phillip Goldstein
Name: Phillip Goldstein
Title: President

KLEIN, BOGAKOS AND ROBERTSON CPAS INC.

By: /s/ Jeff Robertson
Name: Jeff Robertson
Title: President

FULL VALUE SPECIAL SITUATIONS FUND GP LLC

By: /s/ Andrew Dakos
Name: Andrew Dakos
Title: Managing Member

GSG CAPITAL ADVISORS LLC

By: /s/ Glenn Goodstein
Name: Glenn Goodstein
Title: Managing Member

BJS MANAGEMENT, LLC

By: /s/ Barry Swidler
Name: Barry Swidler
Title: Managing Member

/s/ Phillip Goldstein
Name: Phillip Goldstein

/s/ Barry Swidler
Name: Barry Swidler

/s/ Glenn Goodstein
Name: Glenn Goodstein